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                                                                    EXHIBIT 10.6


September 23, 1999


Mr. Laurence Leslie
8310 208th Street SW
Edmonds, WA 98026


Dear Laurence,

We are very pleased to offer you the position of Executive Vice President and Chief Financial Officer with Data Dimensions, Inc. (DDI). You will assume your new positions and associated duties effective September 23, 1999.

Your compensation package will consist of:

- Monthly salary of $14,583.33 paid in accordance with our payroll schedule, which is currently biweekly. This is an exempt position as classified by the Fair Labor Standard Act and is not eligible for overtime pay for hours worked in excess of forty per week.

- Options to acquire 60,000 shares of Data Dimensions, Inc. stock in accordance with our Incentive Stock Option Program. These options will be priced at the fair market value at the close of business the day prior to your start date.

-     Your 1999 bonus will be based on your current 1999 bonus structure.

- You will continue to receive your current benefits in accordance with the DDI benefit plans commensurate with your position.

- In the event your employment is terminated for other than cause, your salary, benefits and stock options will be extended for six months. In the event there is a change in Company ownership, your salary and benefits will be extended for six months and your stock options will be completely vested.

Your employment with DDI is voluntarily entered into and you may resign at any time. Similarly, DDI is free to end the employment relationship at any time with or without notice or cause, where it believes it is in DDI's best interest to do so. This relationship is and will always be one of voluntary employment, terminable at will.

Laurence, I look forward to continue working with you to make our company the industry leader.

Sincerely,


Peter A. Allen
President and
Chief Executive Officer